Exhibit 10.1

Summary of Compensation Arrangements for Margaret D. Kirkpatrick, Vice

President and General Counsel

•	Annual salary of $210,000

•	A grant of options on 6,000 shares of Northwest Natural Gas Company common stock to be considered for approval by the Organization and Executive Compensation Committee at its scheduled meeting in July

•	Participation in the Northwest Natural Gas Company Executive Annual Incentive Plan at a target bonus of 30% of salary (maximum of 45% of salary)

•	Participation in the Northwest Natural Gas Company Supplemental Executive Retirement Plan and the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives

•	Change in control severance agreement at two times annual salary